FORM 10f-3
                          THE BLACKROCK FUNDS

                    Record of Securities Purchased
                 Under the Trust's Rule 10f-3 Procedures

1.	Name of Purchasing Portfolio:  Managed Account Series:
High Income Portfolio (BATS-HINC), BlackRock High
Income Fund (BR-HIINC), BlackRock High Yield Bond
Portfolio (BR-HIYLD), BlackRock High Income Portfolio
(Ins - Series) (BVA-HI), BlackRock High Income V.I.
Fund (Ins - Var Ser) (BVA-HY), MIST BlackRock High
Yield Portfolio (MIST-HY).

2.	Issuer:    AES Corporation ( Cusip: 00130HBJ3)

3.	Date of Purchase:  10/09/07

4.	Underwriter from whom purchased:  Deutsche Bank
Securities Inc.

5.	Name of Affiliated Underwriter (as defined in the
Trust's procedures) managing or participating in syndicate: Merrill Lynch, Pierce, Fenner & Smith
Incorporated

6.	Aggregate principal amount of purchased (out of total
offering):  $3,290,000 out of $500,000,000

7.	Aggregate principal amount purchased by funds advised
by BlackRock and any purchases by other accounts with
respect to which BlackRock has investment discretion
(out of the total offering): $5,000,000 out of
$500,000,000

8.	Purchase price (net of fees and expenses):  $100

9.	Date offering commenced:  10/09/07

10.	Offering price at end of first day on which any sales
were made:
11.	Have the following conditions been satisfied:

	                                            Yes	    No

      a.  The securities are part of an issue registered
          under the Securities Act of 1933, as amended,
          which is being offered to the public, or are
          Eligible Municipal Securities, or are securities
          sold in an Eligible Foreign Offering or are securities
          sold in an Eligible Rule 144A Offering or part of an
          issue of government securities.	         X_	   ___



	b.	The securities were purchased prior to the
		end of the first day on which any sales
		were made, at a price that was not more
		than the price paid by each other
		purchaser of securities in that offering
		or in any concurrent offering of the
		securities (except, in the case of an
		Eligible Foreign Offering, for any rights
		to purchase required by laws to be granted
		to existing security holders of the
		Issuer) or, if a rights offering, the
		securities were purchased on or before the
		fourth day preceding the day on which the
		rights offering terminated.              _X_   ___

	c.	The underwriting was a firm commitment
		underwriting.                            _X__  ___

	d.	The commission, spread or profit was
		reasonable and fair in relation to that
		being received by others for underwriting
		similar securities during the same period.
	                                               _X__  ___
	e.	In respect of any securities other than
		Eligible Municipal Securities, the issuer of such securities has been in continuous operation for not less than three years (including the operations of predecessors).
	                                               _X__  ___

f.	Has the affiliated underwriter confirmed
      that it will not receive any direct or indirect
      benefit as a result of BlackRock's participation
      in the offering?					_X__	___


Approved: 	Mitchell Garfin
Date:   11/2/07